FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Names John R. Stewart, CFA as
Chief Financial Officer

Michigan City, Indiana, May 13, 2024 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC)AN – Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced today that John R. Stewart, CFA has been named Horizon’s next Executive Vice President and Chief Financial Officer (CFO). Stewart will assume the responsibilities of CFO on May 20, 2024.

Stewart has 22 years of financial services experience spanning banking, investment management and corporate finance at regional banks, global investment banks and institutional asset management firms. He has held leadership roles in both public and private financial institutions with his most recent role as the Deputy Chief Financial Officer of a $30 billion publicly traded bank with oversight responsibilities for several lines of business and previously included all finance functions including corporate treasury, accounting, financial planning and analysis, and capital planning. Stewart also brings depth and experience in strategic planning, corporate development and investor relations to Horizon’s leadership team.

“For over 150 years, Horizon’s success has been based on our ability to attract and retain the best talent to deliver meaningful long-term returns for our shareholders and create value for the clients we serve,” said Thomas Prame, Horizon’s Chief Executive Officer and President. “John has a proven and successful track record of leadership experience within larger organizations across many financial disciplines. His broad and strategic understanding of how to create immediate shareholder value while positioning an organization for sustained top peer performance will be a great addition to the highly talented senior leadership team already in place. We are confident John will play a key role in advancing our financial performance and strategic plan driving Horizon’s growth and success.”

Stewart received his Bachelor of Arts degree in Economics from Bucknell University in Lewisburg, PA, and is a Chartered Financial Analyst (CFA) charterholder through the CFA Institute.

Stewart succeeds Mark Secor, the Bank’s CFO for the past 16 years. Secor will remain with the organization taking on a new role of Chief Administration Officer responsible for investor relations, legal, benefits administration and corporate facilities. Additionally, Mark will assist in the transition of the CFO role to Stewart. Both Stewart and Secor will report to Thomas Prame, CEO and President of Horizon Bank.

“I want to thank Mark for his many accomplishments over the last 16 years leading the finance team and helping Horizon grow from $893 million to $7.8 billion. During his tenure, Horizon successfully integrated 12 mergers, and grew from 11 locations to over 70 today. Mark has an unwavering work ethic and passion to help advance the Company and I look forward to his continued career success and the value he will create for the organization and shareholders in his new role.”

Horizon Bancorp, Inc. Names John R. Stewart as CFO
About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.8 billion–asset commercial bank holding company for Horizon Bank, which serve customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential, indirect auto, and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Contact:	Thomas Prame
Chief Executive Officer
Phone:	219.814.5983
Date:	May 13, 2024

Horizon Bancorp, Inc. Names John R. Stewart as CFO